UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2015

NEVRO CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4040 Campbell Avenue

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 251-0005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to EaglePicher Supply Agreement

On March 4, 2015, Nevro Corp. (the “Company”) entered into a First Amendment to the Product Supply and Development Agreement (the “Amendment”) with EaglePicher Medical Power LLC (“EPMP”) to amend the Company’s Product Supply and Development Agreement, dated as of April 5, 2009 (the “Agreement”), with EPMP. The Amendment commits the Company to specified minimum purchase amounts and adjusts EPMP’s production capacity and facilities commitments under the Agreement as well as certain pricing, purchasing, delivery and cancellation terms. The Amendment also extends the term of the Agreement to December 31, 2019, with an additional two-year automatic renewal period unless the Company or EPMP provides notice of its intent not to renew prior to the commencement of such renewal term. The Amendment further provides the Company with the right to place a final order with EPMP following termination of the Agreement, as amended and modifies certain warranty and assignment terms and the parties’ limitations of liability.

Lease Agreement

On March 5, 2015, the Company entered into a Lease Agreement (the “Lease”) with Westport Office Park, LLC (the “Landlord”) to lease approximately 50,470 square feet of office space located at 1800 Bridge Parkway, Redwood City, California 94065 (the “Premises”) for the Company’s new principal executive offices. The Company currently leases office space located at 4040 Campbell Avenue, Menlo Park, California 94025, pursuant to a lease dated March 15, 2010, as amended, which expires pursuant to its terms on September 30, 2015.

The Lease commences on the later of (i) June 1, 2015 and (ii) the date upon which the Landlord substantially completes certain improvements to, and permitting for, the Premises; but in no event later than June 30, 2015 (the “Commencement Date”). The Lease terminates on the last day of the calendar month following the date that is 84 months after the Commencement Date (the “Lease Term”), unless terminated earlier. The Company has an option to extend the Lease Term for an additional five years (the “Option Term”), subject to certain conditions, upon written notice to the Landlord.

The Lease provides for annual base rent of approximately $2.0 million in the first year of the Lease Term, which increases on a yearly basis up to approximately $2.4 million for the final year of the Lease Term. The Lease also provides for certain limited rent abatements in the second year of the Lease Term.

The Lease provides for annual base rent during the Option Term to be calculated based on a ratable portion fair market rental value as described in the Lease. The Company will also be obligated to pay to the Landlord for certain costs, taxes and operating expenses related with the Lease and the Premises, subject to certain exclusions.

The Company will be entitled to a one-time improvement allowance of approximately $2.3 million for costs related to the design and construction of Company improvements that are permanently affixed to the Premises.

The Company has obtained a standby letter of credit (the “Letter of Credit”) in the amount of approximately $0.6 million, which may be drawn down by the Landlord to be applied for certain purposes upon the occurrence of certain events under the Lease, including the Company’s failure to pay amounts due under the Lease within the applicable notice and cure periods and the Company’s voluntary or involuntary bankruptcy, receivership or conservatorship. The Company must increase the amount of the Letter of Credit to approximately $1.2 million in the event that the Company does not receive full approval from the U.S. Food and Drug Administration for its Senza® spinal cord stimulation system by December 31, 2015.

The foregoing description of the material terms of the Lease and the Amendment is qualified in its entirety by the full terms of the Lease and the Amendment, which the Company intends to file as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Company intends to seek confidential treatment for certain portions of the Amendment pursuant to a Confidential Treatment Request submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Lease is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date: March 6, 2015	By:	/s/ Andrew H. Galligan Andrew H. Galligan Chief Financial Officer